Exhibit (a)(5)(V)

EXTENSION NOTICE OF THE FIRST STEP MERGER

Dated 26 October 2020

The first-step merger pursuant to which Wright Luxembourg S.A., a Luxembourg société anonyme with its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the registre de commerce et des sociétés of Luxembourg under number B242.225, as absorbing company shall acquire all assets and liabilities (het gehele vermogen) under universal succession of title (algemene titel) of Wright Medical Group N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands, and its registered office at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands, registered with the Dutch trade register of the Chamber of Commerce under number 34250781, as absorbed company, and that Wright Medical Group N.V. shall cease to exist (the First-Step Merger) is NOT EFFECTIVE as of 29 October 2020.

The Expiration Time, as defined in the draft terms of merger signed by Wright Medical Group N.V. and Wright Luxembourg S.A. on 13 March 2020 and published in the Recueil Electronique des Sociétés et Associations, under number RESA_2020_064.23 on 20 March 2020 and in the Dutch Government Gazette (Staatscourant) and the Dutch daily newspaper Trouw on 19 March 2020 (the Draft Terms of Merger) has been extended to 10 November 2020.

Pursuant to the resolutions of the sole shareholder (the Sole Shareholder) of Wright Luxembourg S.A. adopted on 26 October 2020 pursuant to a deed of Maître Pierre Metzler, notary residing in Grevenmacher, Grand Duchy of Luxembourg, dated 26 October 2020, not yet published in the recueil électronique des sociétés et associations of Luxembourg (the Resolutions), the Sole Shareholder resolved to set the date of 11 November 2020 at or about 6.25 AM CET as the new Effective Date (as defined in the Resolutions) on which the First-Step Merger shall be implemented and become effective, provided that the Conditions Precedent (as defined in the Draft Terms of Merger) are satisfied on such new Effective Date.

This notice is published on www.wright.com and filed with the U.S. Securities and Exchange Commission at www.sec.gov on the date above written.

Pursuant to the Resolutions, the notice of the effectiveness of the First-Step Merger shall be announced on 11 November 2020 at or about 6.25 AM CET by way of notice published on www.wright.com and, due to the U.S. Securities and Exchange Commission being closed on 11 November 2020, on 12 November 2020 at or about 12.00 PM CET by way of notice filed with the U.S. Securities and Exchange Commission at www.sec.gov.